    As filed with the Securities and Exchange Commission on February 1, 2000

                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              --------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                              STERLING VISION, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              New York                                 11-3096941
      (State of Incorporation)            (I.R.S. Employer Identification No.)

                             1500 Hempstead Turnpike
                           East Meadow, New York 11554
                                 (516) 390-2100
    (Address, Including Zip code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                              --------------------

                               Joseph Silver, Esq.
                            Executive Vice President,
                          Secretary and General Counsel
                             1500 Hempstead Turnpike
                           East Meadow, New York 11554
                                 (516) 390-2100
 (Name, Address, Including Zip code, and Telephone Number, Including Area Code, of Agent For Service)

                              --------------------

                                    Copy to:
                             Robert S. Matlin, Esq.
                            David M. Englander, Esq.
                           Camhy Karlinsky & Stein LLP
                  1740 Broadway, New York, New York 10019-4315
                                 (212) 977-6600

                              --------------------


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |x|
                   ---

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: |_|

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|





                         CALCULATION OF REGISTRATION FEE
================================================================================================
Title of Security     Amount to be          Offering Price        Aggregate Offering Registration
to be Registered      Registered (1)          Per Share (2)            Price (2)         Fee
------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value        5,302,500 shares         $6.00                  $31,815,000      $8,399
=================================================================================================


         (1) Includes: (i) 2,802,500 additional shares issuable as a result of a reduction, effective December 7, 1999, in the conversion price of issued and outstanding shares of our senior convertible preferred stock, par value $.01 per share, sold to investors as part of a private placement financing in 1998 and
(ii) 2,500,000 shares subject to warrants issued in December 1999 to an entity which has orally agreed to serve as an adviser to our Board of Directors.

         (2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices per share of our common stock as reported on the NASDAQ National Market System on January 28, 2000.

         (3) Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to amend the following registration statements: (i) Registration Statement on Form S-3, Registration No. 333-26851, with respect to a total of 80,000 shares; (ii) Registration Statement on Form S-3, Registration No. 333-59827 with respect to 620,071 shares and (ii) Registration Statement on Form S-3, Registration No. 333-81317 with respect to 425,000 shares.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8 (A), MAY DETERMINE.

The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell nor does it seek to solicit an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                   Subject to completion, February 1, 2000

                               6,305,271 Shares
                               of Common Stock

                            STERLING VISION, INC.

         Our common stock, par value $.01 per share, is listed on the Nasdaq National Market System ("NASDAQ-NMS") under the symbol, "ISEE". On January 31, 2000, the closing price for the shares of our common stock as reported by the NASDAQ-NMS was $5 13/16 per share.

         This prospectus relates to the proposed sale by the selling shareholders of our shares of common stock issued and/or issuable upon (i) the conversion of our senior convertible preferred stock held by certain of such selling shareholders and the (ii) the exercise the of our warrants held by certain of such selling shareholders. As used herein, the term "selling shareholder" also includes pledgees, donees, transferees or other successors-in-interest to the selling shareholders who are selling shares received after the date of this prospectus from a selling shareholder.

         The selling shareholders may sell all or a portion of the shares of common stock offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Common Stock on the NASDAQ-NMS at the time of sale. The selling shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling shareholders. The selling shareholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such broker-dealers and any profits realized on their resale of any shares may be deemed to be underwriting discounts and commissions under the Securities Act. In conjunction with the selling shareholders, we may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify the selling shareholders, with respect to the registration of the shares, against certain liabilities, including certain liabilities under the Securities Act. To the extent required, the specified number of shares to be sold, the names of the selling shareholders, the public offering price, the names of any such broker-dealers, and any applicable commissions or discounts with respect to any particular offer will be set forth in a supplement to this prospectus. See "Plan of Distribution." Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

         This investment involves a high degree of risk. . Please see "Risk Factors" beginning on page 7 to read about certain factors you should consider before buying any shares.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is February __, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). You may read or copy any document we file at the Public Reference Room maintained by the SEC at 450 Fifth Street, NW, Judiciary Plaza, Room 1024, Washington, DC 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information regarding its public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the Nasdaq-NMS. Information concerning us is also available from NASDAQ's web site at http://www.nasdaq.com.

         If you are a stockholder, you may request a copy of these filings, at no cost, by contacting us at the following address or telephone number:

         Sterling Vision, Inc.
         1500 Hempstead Turnpike
         East Meadow, New York 11554
         Attention: William Young, Executive Vice President - Finance Phone No.: (516) 390-2100

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus is part of a registration statement which we filed with the SEC. We incorporate by reference the documents listed below.


1. Our Annual Report on Form 10-K/A for the year ended December 31,1998, dated May 28, 1999;

2. Our definitive Proxy Statement, dated May 17, 1999;

3. Our Form 10-Q for the quarter ended March 31, 1999, dated May 24, 1999;

4. Our Form 10-Q for the quarter ended June 30, 1999, dated August 16, 1999;

5. Our Form 10-Q for the quarter ended September 30, 1999, dated November 22
   1999;

6. Our Form 8-K, dated January 14, 1999;

7. Our Form 8-K, dated March 5, 1999;

8. Our Form 8-K, dated August 26, 1999;

9. Our Form 8-K, dated December 13, 1999;

10. Our Form 8-K, dated December 23, 1999;

11. Our Form 8-K/A, dated January 10, 2000; and

12. All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and after the date hereof.

         Any financial statements and schedules hereafter incorporated in this prospectus that have been audited and are the subject of a report by independent accountants will be incorporated in reliance on such reports and on the authority of such firm as experts in accounting and auditing to the extent covered by consents filed with the SEC.

                             ADDITIONAL INFORMATION

         You should rely only on the information provided in this document or other information that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation would be unlawful.

         Certain statements in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that the forward looking statements contained in this prospectus are within the meaning of the safe harbor provisions afforded by
Section 27A of the Securities Act. Forward-looking statements contained in this prospectus and the other documents incorporated herein by reference, involve known and unknown risks, uncertainties, and other factors which could cause our actual results, financial or operating performance, or achievements to differ from the future results, financial or operating performance, or achievements expressed or implied by such forward looking statements.

                               PROSPECTUS SUMMARY

         Because this is a summary of the terms of the offering of the securities made hereby, it does not contain all the information that may be important to you. This prospectus contains forward-looking statements. You should read the following summary, and the "Risk Factors" section, along with the more detailed information and the financial statements and the notes to the financial statements incorporated by reference in this prospectus, before you decide whether to participate in this offering.

                           ABOUT STERLING VISION, INC.

Our Business

         We, along with our franchisees, develop and operate retail optical stores (collectively "Sterling Stores") principally under one of the trade names "Sterling Optical," "IPCO Optical," "Site for Sore Eyes," "Benson Optical," "Southern Optical," "Superior Optical," "Nevada Optical," "Duling Optical," "Monfried Optical," "Kindly Optical," and "Singer Specs." We are presently formulating plans to change the trade name of most Sterling Stores (other than our Site for Sore Eyes stores located in Northern California) to "Sterling Optical." We also operate VisionCare of California, a specialized health care maintenance organization licensed by the California Department of Corporations. VisionCare of California employs licensed optometrists who render services in offices located immediately adjacent to, or within, most Sterling Stores located in California.

         Based upon domestic sales and number of locations of Company-owned and franchised stores, we are one of the largest chains of retail optical stores and the second largest chain of franchised optical stores in the United States. As of September 30, 1999, there were 275 Sterling Stores in operation, of which 46 were Company-owned stores (including six stores managed by franchisees) and 229 were franchised stores (including six stores which we manage on behalf of franchisees). Currently, we are located in 26 States, the District of Columbia, Ontario, Canada, and the U.S. Virgin Islands.

         As part of our retail optical businesses, we presently operate an interactive website under the domain name, sterlingoptical.com, and we are focusing most of our new business activities on the development and implementation of a new, web-based, optical portal business, which is anticipated to encompass state-of-the-art information sites for most optical needs.

         Most Sterling Stores offer eyecare products and services such as prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a broad range of related items. To the extent permitted by individual state regulations, most Sterling Stores employ or affiliate with an optometrist to provide professional eye examinations to the public, and fill the prescriptions written by these employed or affiliated optometrists, as well as from unaffiliated optometrists and ophthalmologists. Most Sterling Stores are able to offer same-day service because most stores have an inventory of ophthalmic and contact lenses, as well as on-site lab equipment for cutting and edging ophthalmic lenses to fit into eyeglass frames.

         Currently, our retail optical store revenues are derived from a few main areas:

         o the sale of eyecare products and services at our Company-owned stores;

         o on-going royalties based upon a percentage of the gross revenues of franchised stores; and

         o the conveyance of Company-owned store assets to existing and new franchisees.

         One of the Company's strategies is to treat certain of its Company-owned stores as "inventory" to be strategically sold to qualified franchisees. We aim to achieve the following two goals by selling the assets of Company-owned stores to franchisees:

         o to recognize a gain on the conveyance of the assets of such stores; and

         o to create a stream of royalty payments based upon a percentage of the gross revenues of the franchised locations.

         In addition to our retail optical business, Insight Laser Centers, Inc. ("Insight"), which is a 66.67% owned subsidiary of ours, owns and operates two laser vision correction centers located in New York City. These centers specialize in the performance of the refractive laser surgical procedure known as Laser Assisted In-Situ Keratomileusis ("LASIK"). This procedure, which corrects certain degrees of myopia (near-sightedness), hyperopia (far-sightedness) and astigmatisms with the use of excimer lasers, is performed by licensed opthalmologists in exchange for their payment to Insight of a fee for each LASIK procedure performed. Insight also is in the process of constructing, and expects to open, in early 2000, two additional centers, one of which will be located in Bayside, New York and the other which will be located in Carle Place, New York. As of December 31, 1999, Insight had leased six excimer lasers, each with a purchase option for nominal consideration, of which three are located at the two New York City centers, one has been installed in the Long Island office of an opthamologist who utilizes such laser in exchange for his payment to Insight of a fee for each procedure performed with such laser, and two are sublet to an unaffiliated third party. As of the date hereof, Insight has finalized and/or is in the process of finalizing agreements with other ophthalmologists who will perform the LASIK procedure in offices to be located in the New York metropolitan area that will be constructed and operated by Insight, all of which are anticipated to be opened in the second quarter of 2000. In addition, we anticipate that Insight will seek to obtain new capital in order to market and promote its refractive laser surgery business.

         In 1998, we purchased (through a wholly owned subsidiary) substantially all of the assets of a full service ambulatory surgery center located in Garden City, New York, which contains three surgical operating rooms. However, we have recently reached an agreement in principle to sell such assets to an unrelated third party, the closing of which is anticipated to take place in the second quarter of 2000.

         We were organized under the laws of the state of New York in January 1992. Our executive offices are located at 1500 Hempstead Turnpike, East Meadow, New York 11554, our telephone number is (516) 390-2100 and our fax number is
(516) 390-2150.


                                  RISK FACTORS

1.     We will incur a substantial net loss for the year ended December 31, 1999

       Although we generated net income of approximately $872,000 during the nine months ended September 30, 1999, our results of operations for the year ended December 31, 1999 will reflect a net loss. This is principally attributable to several non cash charges that were recorded during the quarter ended December 31, 1999, including charges arising from (i) the reduction, effected during this period, of the exercise price of warrants issued to purchasers of our senior convertible preferred stock, and (ii) the issuance during the period of warrants to a third party in exchange for its oral agreement to render certain advisory services to our Board of Directors.

2. We have begun efforts to expand significantly our e-commerce capabilities, which will entail significant risks and require substantial additional capital.

       We have recently begun efforts to expand significantly our e-commerce capabilities. Development of these new capabilities entails substantial risks and uncertainties, including but not limited to, our limited experience to date in conducting business on the Internet, our ability to develop websites and other proprietary technology and transaction processing systems needed to support such capabilities, and uncertainty of market acceptance. In addition, we will require substantial additional capital in order to implement this web-based strategy. Currently, we have no commitment for the additional capital that will be needed, although we are actively exploring various alternatives in this regard.

3. We do not control the management of all of the retail optical stores that operate under our name.

          We rely, in part, on our franchisees for business development. Since we do not control the management of our franchised stores, we cannot assure that any franchisee/owner will have the business acumen or financial resources to operate the franchise successfully. If a substantial number of franchises are not successful, our financial condition and results of operations could be affected adversely.

4.       We compete with many types of eyewear providers.

         The retail optical business is highly competitive and includes chains of retail optical stores, superstores, individual retail outlets, and a large number of individual opticians, optometrists, and ophthalmologists that provide professional services and, in connection therewith, dispense prescription eyewear. We, as retailers of prescription eyewear, generally service local markets, and thus our competition varies substantially from one location or geographic area to another. We believe that the principal competitive factors in our industry are convenience of location, the on-site availability of professional eye examinations, quality and consistency of products and services, price, product warranties, and a broad selection of merchandise. We believe that we compete favorably in each of these respects; however, if another retail optical provider improves its skills in these areas, we may not be able to continue to compete successfully.

5. We offer incentives to our customers and experience lower profit margins because of it.

         At times when our major competitors offer significantly lower prices for their products, we are forced to do the same. Certain of our major competitors offer promotional incentives to their customers, including "50% Off" on designer frames and "Buy One, Get One Free" eyecare promotions and, in response thereto, we have, from time to time, offered the same or similar incentives to our customers. This practice has resulted in lower profit margins, and we cannot guarantee that these competitive promotional incentives will not further adversely impact our results of operations. Although we believe that our Sterling Stores provide quality service and products at competitive prices, several of the large retail optical chains have greater financial resources than us. Therefore, we cannot guarantee that we will be able to continue to deliver cost-efficient products in the event of aggressive pricing by our competitors.

6. We have depended upon acquiring and reselling non-Sterling retail optical stores and chains to improve our profitability.

         In the past, a substantial portion of our profits came from our ability to acquire non-Sterling retail optical stores and chains, operate them for a time as Company-owned stores, and then strategically sell them as franchised stores. Although we believe that many opportunities to acquire, operate, and resell optical stores exist, we cannot guarantee that these opportunities will continue to exist If we are unable to acquire non-Sterling stores and thereafter resell them, this could have a material adverse effect on our financial condition and results of operations.

7. We often provide purchase money financing for a substantial portion of the sales price of our store assets that are sold to franchisees, and bear the risk of nonpayment of such financing.

         In many instances, we provide purchase money financing for a substantial portion of the sales price of store assets sold to franchisees. Upon a sale of store assets in circumstances when we finance a portion of the purchase price, we recognize all of the gain on such sale, if any, before we receive all of the proceeds from such conveyance. In certain instances in which franchisees have defaulted on their purchase money obligations, we have been able to repossess the franchisee's assets and sell such assets to another franchisee; however, we cannot assure that we will be able to continue, or be successful, with this practice in the future.

8. In prior years, we experienced substantial losses from our operation of laser vision correction centers.

         An integral part of our business strategy of becoming a full-service eyecare company has included developing and/or managing a chain of eyecare centers that would perform refractive laser procedures, to be operated under the tradename "Insight Laser". Until recently, our revenues from the Insight Laser Center business grew only modestly and, as a result, we experienced significant losses from the operation of this business in prior years, including an approximate net loss of $1,100,000 for the year ended December 31, 1998, and an approximate net loss of $1,400,000 for the year ended December 31, 1997. Although management believes that our Insight Laser Center business operated profitably for the year ended December 31, 1999, we cannot guarantee that such business will continue to operate profitably or that our financial condition and results of operations will not be adversely affected, in the future, as a result of the continued operation of our Insight Laser Center business.

9. We face substantial competition in the laser vision correction industry.

         Many companies engaged in the refractive laser surgery business are entering into fee agreements with ophthalmologists under conditions similar to those we have entered into for our excimer lasers which we lease and operate. Hospitals and other ophthamological offices have excimer lasers which are able to perform the LASIK procedure; and a manufacturer of one such excimer laser has developed, and is marketing, its own laser centers. Because of this competition, the prices generally charged for the LASIK procedure have declined, and further competition will only lead to further declines in the prices charged for this procedure.

         The LASIK procedure also competes with other present forms of treatment for refractive disorders, including eyeglasses, contact lenses, other refractive laser surgery procedures, corneal transplants, and other technologies under development. Although we believe that we will be able to compete successfully in this industry, an increase in competition or acceptance of other methods of vision correction could adversely affect our financial condition and results of operations.

10. Our success in the laser vision correction industry is dependent upon market acceptance.

         Market acceptance of the LASIK procedure is affected by many factors including:

         o nonacceptance of laser refractive procedures as an alternative to existing methods of treating refractive disorders;

         o        the relatively high cost of laser refractive procedures;

         o        general resistance to surgery;

         o the effectiveness of alternative, less intrusive, or less expensive methods of correcting refractive disorders; and

         o        the possibility of known or unknown side effects.

         Additionally, our lasers are currently approved only for the correction of certain degrees of myopia, hyperopia and/or astigmatisms. We cannot give any assurance that market acceptance of our laser vision correction services will increase by either the ophthalmological community or by the general population; and the failure to achieve such acceptance could have a material adverse effect on our business, financial condition, and results of operations.

11. We run the risk of not being able to remain current with rapid technological changes.

         The market for ophthalmic lasers is characterized by rapid technological changes, including advances in laser and other technologies and the potential new development of alternative surgical techniques or new pharmaceutical products. It is possible that newer technologies, techniques, or products could be developed with better performance than the excimer lasers that we have acquired. If new and better ophthalmic laser technologies or other technologies are developed and used to treat the same conditions as the LASIK procedure, the acceptance of such technologies could have a material adverse effect on our refractive laser surgery business.

12. As refractive laser surgery gains market acceptance, we may lose revenue from traditional eyewear customers.

         As traditional eyewear users undergo the LASIK procedure or other vision correction techniques, the demand for contact lenses and eyeglasses will decrease. As part of our business, we service and market contact lenses and eyeglasses. A decrease in customer demand for such products could have a material adverse effect on our, and also our franchised Sterling Stores', financial condition and results of operations.

13. We are subject to a variety of state, local, and federal regulations that affect the health care industry.

         The regulatory requirements that we must satisfy to conduct our business will vary from state to state. For example, some states have enacted laws governing the ability of ophthalmologists and optometrists to enter into contracts with business corporations or lay persons, and some states prohibit companies from computing their royalty fees based upon a percentage of the gross revenues generated by optometrists from exam fees. Various federal and state regulations also limit the financial and non-financial terms of agreements with health care providers and, therefore, our potential revenues may differ depending upon the nature of our various health care provider affiliations.

         Our excimer lasers are medical devices and are subject to regulation by the U.S. Foods and Drug Administration ("FDA"). Summit Technology and VISX, the manufacturers of the two excimer laser systems that we currently use, have received approval from the FDA for their use to treat certain refractive disorders. However, such approval contains restrictions on the use, labeling, promotion, and advertising of the excimer laser. If the FDA and/or other federal, state, or local governmental agencies change the rules and regulations affecting the use of excimer lasers for the LASIK procedure, our business and results of operations could be adversely effected.

         We are also subject to regulations regarding our franchise business and in-store laboratory operations, as well as the operation, in California, of Vision Care of California. As a franchisor, we are subject to various registrations and disclosure requirements imposed by the Federal Trade Commission and by many of the states in which we conduct our franchising operations. The Federal Occupational Safety and Health Act regulates our in-store laboratory operations. Although we believe that we are in material compliance with all such applicable laws and/or regulations, we cannot guarantee that we will be able to sustain compliance if the laws and regulations change in the future.

14. We are legally prohibited from inducing certain of our customers with financial rewards in order to do business with us.

         The Medicare and Medicaid anti-kickback statutes prohibit financial relationships that aim to induce, arrange, or recommend the purchase of items or services, or patient referrals to providers of services, for which payment may be made under federally funded health care programs. The anti-kickback statutes contain exceptions for, among other things, properly reported discounts and compensation for bona fide employees. In addition, federal regulations establish certain "safe harbors" from liability under the anti-kickback statutes, including further refinements of the exceptions for discounts and employee compensation, and a safe harbor for personal service contracts. Several states also have statutes or regulations prohibiting financial relationships with referral sources that are not limited to services for which Medicare and Medicaid payment may be made. If we are sanctioned under these federal and state anti-remuneration laws, we may be subjected to civil monetary penalties, license suspension or revocation, exclusion of providers or practitioners from participation in Medicare and Medicaid, and criminal fines or imprisonment. While we believe we are presently in compliance with these laws, we cannot guarantee that some of our business practices would not be subject to challenge under any of these laws. Currently, we are not aware of any challenge or potential challenge to our business practices.

15. Potential conflicts of interest may arise as certain of our principal shareholders and directors are involved with other companies in the optical industry.

         Dr. Robert Cohen, Chairman of the Board of the Company, Dr. Alan Cohen, President and Chief Executive Officer of the Company, and Dr. Edward Cohen, a director of the Company, are three of our principal shareholders. Drs. Alan and Robert Cohen are also the executive officers and directors of Cohen Fashion Optical, Inc. and its affiliate, Real Optical Purchasing Corp. and, together with certain members of their families and the family of Dr. Edward Cohen, are the sole shareholders of those entities. These corporations operate and franchise retail optical stores that are similar to Sterling Stores. Cohen Fashion Optical and Real Optical operate and/or have franchised stores in the states of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey, New York, and Pennsylvania and may, in the future, operate in other states as well. As of the date hereof, many Cohen Fashion Optical stores were located in the same shopping center or mall as, or in close proximity to, certain Sterling Stores. We cannot state that, in the future, Cohen Fashion Optical will not open or franchise additional stores that are located in the same areas as Sterling Stores.

         Moreover, certain members of the Cohen family own minority equity interests in, and have substantial management positions or consulting agreements with, two of our suppliers, Optical Dynamics Corporation and Dura-Lens, Inc. Currently we receive products from those two vendors on a preferred vendor basis; however, we cannot guarantee that we will continue to receive products from these companies on such favorable terms. Furthermore, Sterling Stores and certain of Cohen Fashion Optical stores are joint providers under certain of our third party benefit plans and we anticipate that such arrangement will continue in the future. Because of the interests that the Cohen family has in our suppliers and also in other companies in the optical industry, we cannot state that conflicts of interest will not arise that may cause the Cohen family shareholders to enter into business relationships that are not favorable to us.

16. We significantly depend on the ability and experience of certain members of our management.

         We rely on the skills of certain members of our management team to guide our operations. A loss of any of the individuals listed below could have an adverse effect on our operations:

         o        Dr. Robert Cohen, Chairman of the Board

         o        Dr. Alan Cohen, Chief Executive Officer, President and
                  Director

         o        Mr. Jerry Darnell, Chief Operating Officer-Franchise Division

         o Mr. Joseph Silver, Executive Vice President, Secretary and General Counsel

         o        Mr. William Young, Chief Financial Officer

         Furthermore, other than as to Mr. Young, we do not have employment agreements with these individuals and cannot ensure that, in the future, they will continue to work for us.

17. The prevailing market price of our common stock may be adversely effected by sales of a substantial number of shares into the public market.

	 As of the date of this prospectus, there were 16,676,630, shares of our common stock outstanding, excluding the 9,790,791 shares that were reserved for issuance under our outstanding warrants, options and senior convertible preferred stock. Of the outstanding shares, we issued 10,168,879 shares in private transactions not involving a public offering and of these shares, 5,698,293 are freely tradable under Rule 144 of the Securities Act and 4,470,586 are subject to the volume limitations on sale set forth in Rule 144. Sales of the shares offered hereby may affect the market price of our common stock.

18. We have created provisions in our governing documents that will make it difficult for our business to be acquired or our directors to be removed.

         Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that are intended to discourage, delay, or make it more difficult for a change of control over our business to occur. There are also provisions designed to prevent the removal, by our shareholders, of directors who serve on our classified Board of Directors, even if some, or a majority, of them voted for the removal of a director. Currently, we have authorized 5,000,000 shares of preferred stock, par value $.01 per share, of which we have issued and outstanding approximately 21 shares of senior convertible preferred stock, which is convertible into an aggregate of 2,802,500 shares of common stock. Our Board of Directors has the authority to fix the rights, privileges, and preferences of the remaining authorized but unissued shares of preferred stock without any further vote or action by the shareholders. Therefore, the rights of the holders of our common stock are and may, in the future, be subject to, and may be adversely affected by, the rights of the holders of the senior convertible preferred stock, as well as the holders of any additional preferred stock that may be issued in the future. In addition, we are subject to the anti-takeover provisions of Section 912 of the Business Corporation Law of the State of New York, which could have the effect of delaying or preventing a change of control over our business.

19.      We have not complied with all of the terms of our loan agreement.

         On June 30, 1997, we entered into a loan agreement with STI Credit Corporation that established a credit facility to finance a portion of our then existing and future franchise promissory notes receivable. As of each of December 31, 1997, 1998, and 1999 we were not in compliance with certain financial covenants of the loan agreement; however STI Credit Corporation waived its right to act upon our non-compliance for the years 1997 and 1998. We cannot guarantee that we will be able to obtain appropriate waivers of, or amendments to, the loan agreement for the year ending December 31, 1999 and the failure to do so could have a material adverse effect on our business and financial conditions.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock being offered hereby. All proceeds from the sale of such shares will be for the account of the selling shareholders. See "Selling Shareholders" and "Plan of Distribution." We may, however, receive an aggregate of $5,891,500 upon the exercise of warrants held by the selling shareholders for the purchase of an aggregate of 2,780,000 shares that are covered by this prospectus. We intend to use all of the proceeds we may receive, as a result of such exercise, for general working capital purposes.


                              SELLING SHAREHOLDERS

         The table below sets forth certain information, as of the date of this prospectus, with respect to the amount and percentage ownership of each selling shareholder before this offering, the number of shares covered by this prospectus with respect to each selling shareholder, and the amount and percentage ownership of each selling shareholder after this offering, assuming that all of the shares covered by this prospectus are sold by the selling shareholders. None of the selling shareholders has had any position, office, or other material relationship with us within the past three years, other than as a result of the ownership of the shares or other securities of ours.



                                                 Number of
                                                 Shares of
                                            Common Stock Beneficially        Offered       Common Stock Beneficially
Name  of Beneficial Owner                  Owned Prior to the Offering      Hereunder       Owned After Offering(7)
-------------------------                  ---------------------------      -----------    --------------------------
                                              Number        Percent                          Number         Percent
                                            ----------     ---------                       -----------     ----------

Huberfeld/Bodner Family Foundation          860,833 (1)       4.9%           860,833  (6)       -              -
Huberfeld/Bodner Partnership              1,233,133 (2)       7.0%         1,233,133  (6)       -              -
Ace Foundation, Inc.                      1,551,595 (3)       8.7%         1,551,595  (6)       -              -
Rita Folger                                 159,710 (4)        *             159,710  (6)       -              -
MY 2000 , LLC                             2,500,000 (5)      13.0%         2,500,000            -              -

----------------------------
*    Less than one percent.

(1) Includes the aggregate number of shares of common stock issuable upon (a) conversion of issued and outstanding shares of senior convertible preferred stock held by such selling shareholder at a conversion price of $.75 per share, (b) the exercise of warrants, exercisable at $7.50 per share, held by such selling shareholder.

(2) Includes shares issuable upon conversion of issued and outstanding shares of senior convertible preferred stock held by such selling shareholder.

(3) Includes the aggregate number of shares of common stock issuable upon (a) conversion of issued and outstanding shares of senior convertible preferred stock held by such selling shareholder at a conversion price of $.75 per share, (b) the exercise of warrants, exercisable at $2.00 per share and $5.33 per share, held by such selling shareholder.

(4) Includes the aggregate number of shares of common stock issuable upon (a) conversion of issued and outstanding shares of senior convertible preferred stock held by such selling shareholder at a conversion price of $.75 per share, (b) the exercise of warrants, exercisable at $7.50 per share, held by such selling shareholder.

(5) Constitutes shares issuable upon exercise of warrants, exercisable at $2.00 per share, issued to an independent advisor to our Board of Directors.

(6) Includes shares of common stock previously registered for resale but which remain unsold as of the date of this prospectus.

(7) It is unknown if, when, or in what amounts the selling shareholders may offer shares pursuant to this prospectus. Because the selling shareholders may offer all or some of the shares covered hereby, no estimate can be given as to the amount of shares offered hereby that the selling shareholders will continue to hold after this offering is declared effective and thereafter considered complete. However, for purposes of this table, we have assumed that, after completion of this offering, the selling shareholders will have sold all of the shares covered hereby.


                              PLAN OF DISTRIBUTION

         In February 1998, we entered into Convertible Debentures and Warrants Subscription Agreements with Huberfeld/Bodner Family Foundation, Huberfeld/Bodner Partnership, Ace Foundation, Inc., Rita Folger and Congregation Ahavas Tzedoka V'Chesed in connection with our private placement of units consisting of an aggregate of $3,500,000 principal amount of convertible debentures and an aggregate of 700,000 warrants which entitled the holders thereof to purchase up to 700,000 shares of our common stock at a price of $5.00 per share.

         Subsequent to the date of our issuance and sale of the debentures and warrants, we and the holders of the debentures and warrants determined that the issuance and sale of the debentures and warrants should be rescinded based upon a certain mutual mistake. Accordingly, on April 14, 1998, we and the selling shareholders entered into an Exchange Agreement, effective as of February 17, 1998, whereby the debentures were rescinded and declared null and void from inception and were exchanged for $3,500,000 stated value (approximately $4,025,000 fair value) of a series of our preferred stock, par value $.01 per share, denominated as senior convertible preferred stock, and the warrants were exchanged for new warrants (the "new warrants"), entitling the selling shareholders to purchase up to 700,000 shares of common stock at a price of $5.00 per share until February 17, 2001.

         The senior convertible preferred stock originally required us to pay quarterly dividends (in cash or common stock) calculated at the rate of 10% per annum, commencing May 17, 1998. Additionally we were required to redeem, either in cash or common stock, all of the senior convertible preferred stock, at 105% of the then outstanding stated value, based on a conversion price of $5.00, from and after February 17, 1999. After February 18, 1999, we, however, were required to pay dividends at the rate of 24% per annum. Finally, there was a price-protection guarantee provision, whereby under certain circumstances, we would be required to pay the holders the difference between the $5.00 conversion price and the selling price (net of commissions) of any shares of common stock issued upon conversion.

         On January 14, 1999, we and the selling shareholders entered into an amendment agreement to reduce the conversion price, from $5.00 to $4.00, of all shares of senior convertible preferred stock actually converted on or prior to February 10, 1999, and to eliminate the price protection guaranty provision contained in the original Exchange Agreement with respect to any such shares so converted prior to such date.

         On March 4, 1999, effective as of February 11, 1999, we and each of the four remaining holders of the senior convertible preferred stock entered into a second amendment to the original Exchange Agreement to reduce the conversion price of all outstanding shares of senior convertible preferred stock from $5.00 to $3.00, to extend the date by which we were required to redeem all outstanding senior convertible preferred stock from February 17, 1999 to February

20, 2000, to eliminate the requirement that we pay dividends on the senior convertible preferred stock from and after February17, 1999, and to reduce the exercise price of the outstanding new warrants from $5.00 to $4.00.

         On December 7, 1999, we and each of the four remaining holders of the senior convertible preferred stock entered into a third amendment to the original Exchange Agreement to further reduce the conversion price of the senior convertible preferred stock then remaining outstanding from $3.00 to $.75, to reduce the exercise price of the new warrants from $4.00 to $2.00, to eliminate the requirement that we redeem the senior convertible preferred stock at any time in the future and to eliminate the price protection guaranty contained in the Exchange Agreement with respect to all shares of common stock thereafter issued upon conversion of the senior convertible preferred stock. In accordance with that amendment, we are required to register for resale by each of the holders the additional shares of common stock issuable upon conversion of the senior convertible preferred stock resulting from the reduction in the conversion price to $.75. This prospectus relates to such additional shares, as well as shares issued and or issuable pursuant to the exercise of the new warrants which have not been resold by the holders as of the date of this prospectus. This prospectus also relates to the resale of shares issuable upon the exercise of warrants issued to certain of the selling shareholders in connection with a private financing by the Company conducted in 1997.

         On December 3, 1999 we issued to MY 2000 LLC, in consideration of its oral agreement to act as an independent advisor to our Board of Directors in connection with our new Internet business and strategy, warrants to purchase an aggregate of 2,500,000 shares of common stock at an exercise price of $2.00 per share., which are exercisable until December 2, 2004. We also agreed to register the resale of the shares subject to such warrants as part of this offering.

         As used herein, the term "selling shareholder" also includes pledgees, donees, transferees or other successors-in-interest to the selling shareholders who are selling shares received after the date of this prospectus from a selling shareholder. The sale of all or a portion of the shares by the selling shareholders may be effected, from time to time, in private transactions or over-the-counter market transactions at prices related to the prevailing prices of the shares on the NASDAQ-NMS at the time of sale, or at negotiated prices. The selling shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling shareholders. The selling shareholders and any broker-dealers that participate in the distribution of the shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on their resale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We may agree with the selling shareholders to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify certain of the selling shareholders, with respect to the shares of common stock being offered hereby, against certain liabilities, including certain liabilities under the Securities Act.

         To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers,
(b) the number of shares involved, (c) the price at which such shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) whether or not such broker-dealers conducted any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

         Each selling shareholder may be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of our securities by the selling shareholders.

         There is no assurance that any of the selling shareholders will sell any of the shares.

         We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered hereby, except that the selling shareholders will be responsible for all selling commissions, transfer taxes, and related charges in connection with the offer and sale of such shares and the fees of the selling shareholders' counsel.

         We have agreed with the holders of the senior convertible preferred stock to keep the registration statement of which this prospectus forms a part continuously effective until the earlier of (i) February 17, 2001; and (ii) the date that all of the shares have been sold and the new warrants have been exercised.


                        DESCRIPTION OF OUR CAPITAL STOCK

         The following general summary of our capital stock is qualified in its entirety by reference to our amended and restated certificate of incorporation, a copy of which is on file with the SEC. See "Where You Can Find More Information" for a description of the documents incorporated by reference in this prospectus.

General

         We are authorized to issue 28,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. As of the date of this prospectus, we had 16,676,630 shares of common stock issued and outstanding and approximately 21 issued and outstanding shares of senior convertible preferred stock.

Our Common Stock

         As holders of shares of our common stock, you are entitled to dividends when and as declared by the Board of Directors from legally available funds therefore and, upon liquidation, you are entitled to share pro rata in any stockholder distribution. However, we have no intention to pay dividends on shares of our common stock in the foreseeable future as our Board of Directors has decided to retain earnings to finance our operations and expansion. You have one non-cumulative vote for each share held. There are no pre-emptive or subscription rights to purchase our securities. We have reserved the shares being registered hereby for issuance upon conversion of the senior convertible preferred stock and upon exercise of the warrants.

Preferred Stock

         We have designated 35 shares of our preferred stock as senior convertible preferred stock, of which approximately 21 shares were issued and outstanding as of December 31, 1999. The holders of the senior convertible preferred stock were entitled to receive quarterly dividends at a rate of 10% per annum from May 17, 1998 up until February 17, 1999. The holders of the senior convertible preferred stock vote as a single class with the common stock, on an as-converted basis, on all matters on which the holders of the common stock are entitled to vote. Each outstanding share of senior convertible preferred stock may currently be converted into common stock at the conversion price of $.75 per share.

         Until the senior convertible preferred stock has been converted into common stock, we cannot consolidate, merge or transfer all or substantially all of our assets to any person unless the terms of such consolidation, merger, or transfer include the preservation of the senior convertible preferred stock. There is a liquidation preference of $100,000 per share of senior convertible preferred stock.

Warrants

         As of the date of this prospectus, we had outstanding warrants exercisable for an aggregate of 3,503,000 shares of common stock at a weighted average exercise price of approximately $3.17 per share.

Transfer Agent

         The transfer agent for the common stock is Chase Mellon Shareholder Services.


                                  LEGAL MATTERS

         Our counsel, Camhy Karlinsky & Stein LLP, New York, New York, has passed on the legality of the shares to which this prospectus relates.


                                     EXPERTS

	 The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and Deloitte & Touche LLP, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing.

            CHANGES IN, AND DISAGREEMENT WITH, CERTIFYING ACCOUNTANTS

         On or about April 15, 1998, our Executive and Audit Committees considered the reappointment of Deloitte & Touche LLP as our principal accountants. These Committees determined that it was in our best interest to select another firm of independent public accountants as our auditors for the 1998 calendar year. In response to such determination, certain members of our management team commenced their selection process by interviewing a number of other firms of certified public accountants.

         On April 24, 1998, the Audit Committee recommended to the Board of Directors that it select Arthur Andersen LLP as such auditors. The Board of Directors accepted this recommendation. Also on April 24, 1998, Deloitte &Touche LLP notified us, in writing, of its decision to resign as our auditors, effective immediately.

         Deloitte & Touche's reports for the years ended December 31, 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         For the year ended December 31, 1997, our management disagreed with Deloitte & Touche LLP on the treatment, for financial accounting purposes, of our convertible debentures due August 25, 1998, which disagreement was ultimately resolved to Deloitte's satisfaction; and Deloitte & Touche advised management of a reportable condition regarding inventory controls. We are addressing this issue through the installation, in the Sterling Stores we operate, of a point-of-sale computer system. In addition, Deloitte &Touche LLP previously advised us that it was in disagreement with our proposed 1998 accounting treatment of our senior convertible preferred stock.

         Our Board of Directors and Audit Committee did not discuss these disagreements with Deloitte & Touche LLP. We have authorized Deloitte & Touche LLP to respond fully to the inquiries of Arthur Andersen LLP concerning each of these disagreements.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

       Our amended and restated certificate of incorporation provides that a director shall not be liable to us or our shareholders for damages for any breach of duty in such capacity as a director, except for liability in the event that

         o a judgment or other final adjudication adverse to such director establishes that his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained a financial profit or other advantage to which he/she was not legally entitled; or

         o that such director's acts violated Section 719 of the Business Corporation Law of the State of New York.

       Our amended and restated bylaws provides for our indemnification of directors and officers, to the fullest extent permitted by applicable law, for all costs reasonably incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of our Company, if such director or officer acted in good faith, for a purpose which he/she reasonably believed to be in the best interests of our Company, and in criminal actions or proceedings, in addition, had no reasonable cause to believe that his/her conduct was unlawful. We have not entered into indemnification agreements with any of our directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation.

===============================================================================
===============================================================================
You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                                6,305,271 Shares

                              Sterling Vision, Inc.

                                  Common Stock

                                 ---------------

                                   Prospectus

                                 ---------------

                                February __, 2000

                                 ---------------


                                TABLE OF CONTENTS

                                                                            Page
Where You Can Find More Information .......................................   3
Incorporation of Certain Documents by Reference ...........................   3
Additional Information ....................................................   4
Prospectus Summary ........................................................   5
Risk Factors ..............................................................   7
Use of Proceeds ...........................................................  14
Selling Shareholders ......................................................  14
Plan of Distribution ......................................................  16
Description of Our Capital Stock ..........................................  18
Legal Matters .............................................................  19
Experts ...................................................................  19
Changes In, and Disagreement With, Certifying Accountants .................  20
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities ..............................................  20

===============================================================================

===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the sale of the common stock being registered hereby. Except for the SEC registration fee, all expenses are estimated.

Item                                                                 Amount
--------------------------------------------------------          -------------
SEC registration fee....................................          $  8,399.00
Printing and engraving expenses.........................          $  1,500.00
Legal fees and expenses.................................          $  7 500.00
Auditors' accounting fees and expenses..................          $  5,000.00
                                                                  ------------
Total...................................................          $ 22,399.00



The holders of the shares being registered hereby will be responsible for all selling commissions, transfer taxes, and related charges in connection with the offer and sale of the shares offered hereby.

Item 15.  Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that a director shall not be liable to us or our shareholders for damages for any breach of duty in such capacity except for liability in the event a judgment or other final adjudication adverse to such director establishes that his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained a financial profit or other advantage to which he/she was not legally entitled or that such director's acts violated Section 719 of the Business Corporation Law of the State of New York. Our amended and restated bylaws provides for our indemnification of directors and officers, to the fullest extent permitted by applicable law, for all costs reasonably incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company, if such director or officer acted in good faith, for a purpose which he/she reasonably believed to be in the best interests of our business, and in criminal actions or proceedings, in addition, had no reasonable cause to believe that his/her conduct was unlawful. We have not entered into indemnification agreements with any of our directors.

Item 16.  Exhibits.

Exhibit
Number      Description of Document
---------   --------------------------------------------------------------------
4.1         Specimen Common Stock Certificate of Registrant(1)
4.2         Form of Exchange Agreement, with Exhibits attached thereto, representing the form of Senior Convertible Preferred Stock and Warrant (2)
4.3         Form of Warrant issued to MY 2000 LLC (3)
5.1         Opinion of Camhy Karlinsky & Stein LLP(4)
23.1        Consent of Arthur Andersen LLP(4)
23.2        Consent of Deloitte & Touche LLP(4)
23.3        Consent of Camhy Karlinsky & Stein LLP(5)

------- ---------------

         (1) Incorporated by reference to Registrant's Registration Statement on Form S-1 (Commission File No. 33-98368).

         (2) Incorporated by reference to Registrant's Current Report on Form 8-K, dated April 14, 1998.

         (3) Incorporated by reference to Registrant's Current Report on Form 8-K, dated December 23, 1999

         (4) Filed herewith.

         (5) Included as part of Exhibit 5.1.

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales of the shares being registered hereby are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in such prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement;

                  (iii) To include any additional or changed material information on the plan of distribution;

provided, however, that sub-paragraphs 1(i) and 1(ii) do not apply if the information required in a post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, and incorporated by reference in this Registration Statement.

         2. That, for the purpose of determining liability under the Securities Act, it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities, at that time, as an initial bona fide offering.

         3. To remove from registration, by means of a post-effective amendment, any of the securities being registered which remains unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event a claim for indemnification against such liabilities, other than the payment, by the Company, of expenses incurred or paid by a director, officer of controlling person of the Company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the shares being registered hereby, the Company will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication, of such issue, by such court.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on January 31, 2000.

                                       STERLING VISION, INC.

                                       By:          /s/ ALAN COHEN
                                       -------------------------------------
                                       Alan Cohen,
                                        President and Chief Executive Officer

                                       By:       /s/ WILLIAM J. YOUNG
                                       -------------------------------------
                                       William J. Young,
                                       Chief Financial Officer
                                       (chief financial and accounting officer)




                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Alan Cohen and William J. Young, singly, as his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                                            Title                                       Date
------------------------                 ------------------------------------                 -------------
/S/ ROBERT COHEN                         Chairman of the Board of Directors                 January  31, 2000
-----------------------
Robert Cohen


/S/ ALAN COHEN                           Vice Chairman of the Board of                      January  31, 2000
-----------------------                  Directors,-President-and-Chief
Alan Cohen                               Executive Officer


/S/ EDWARD CELANO                        Director                                            January 31, 2000
-----------------------
Edward Celano

/S/ WILLIAM J. YOUNG                     Executive Vice President--Finance,                  January  31, 2000
-----------------------                  Chief-Financial-Officer-and-Treasurer
William J. Young                         (Principal Accounting Officer)


/S/ JOEL GOLD                            Director                                            January  31, 2000
-----------------------
Joel Gold

-----------------------                  Director                                            January   , 2000
Edward Cohen

-----------------------                  Director                                            January   , 2000
Jerry Lewis